UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 30, 2008

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2008, IA Global, Inc. signed a binding term with the owners of Asia Premier Executive Business Suites, Inc. (“Asia Premier”), a Philippine Business Process Outsourcing (“BPO”) company. Upon completion of definitive agreements, IA Global will own 100% of Asia Premier. Asia Premier will be the third investment by IA Global into the BPO industry and its second investment in the Philippines.

Asia Premier provides flexible in-bound and out-bound call center, lead generation, and customer service solutions on very competitive basis to international companies across multiple time zones. Asia Premier will further add to IA Global’s profits. IA Global intends to use Asia Premier as its Southern Pacific hub where future BPO acquisitions will be added. The closing of the transaction is subject to the completion of due diligence, signing of contracts and closing of financing. The acquisition is based on a combination of equity and debt financing. IA Global expects to complete definitive acquisition agreements during February 2008.

The transaction is structured as a share exchange in which IA Global will issue approximately 1.25 million shares of its common stock at $0.24 per share, the price during negotiations, totaling $300,000 plus notes of $268,000 and provide an earn-out of approximately $5,555 per month for the nine months following closing. The parties agreed to value the transaction at $618,000.

The Binding Term Sheet is filed hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the Press Release announcing the transaction is filed hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Binding Term Sheet, dated January 30, 2008, between IA Global, Inc. and Asia Premier Executive Business Suites, Inc.

99.1	Press Release, dated February 6, 2008, which announced the signing of a binding term sheet to acquire 100% of Asia Premier Executive Business Suites, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: February 6, 2008

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer